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                                                             Exhibit 23 (b)

                          Consent of Arthur Andersen

     As independent public accountants, we hereby consent to the incorporation in this Form 10-K/A of PPL Corporation of our report dated June 15, 2000 included in the Form 10-K of Southern Investments UK plc for the year ended March 31, 2000.



ARTHUR ANDERSEN
Bristol, England
June 15, 2000